Chembio Awarded Grant to Develop Next-Generation
 Point-of-Care Diagnostic Test for Malaria

Chembio to Support the Bill & Melinda Gates Foundation Malaria Eradication Campaign

MEDFORD, NY, January 29, 2015 -- Chembio Diagnostics, Inc. (NASDAQ:CEMI), a leader in point-of-care (POC) diagnostic tests for infectious diseases, has been awarded a grant from the Bill & Melinda Gates Foundation to expedite the feasibility testing and development of a DPP® Malaria POC rapid diagnostic to accurately identify individuals infected with Plasmodium falciparum parasite.
Chembio's DPP® technology has been selected for this grant due to its exceptional sensitivity and potential to aid the foundation in its goal of eradicating malaria. To achieve this goal, diagnostics must be capable of detecting the malaria parasite in infected, but asymptomatic people. Current POC rapid diagnostics tests lack sufficient sensitivity to identify all individuals with transmissible infections.
Javan Esfandiari, Chembio's Chief Science & Technology Officer and the principal investigator of this project, commented, "We are honored that our patented DPP® technology will be one of those selected by the Gates Foundation to be tested for such an important endeavor. We believe our DPP® technology provides the platform to develop a more sensitive POC malaria test capable of identifying individuals with low parasite densities who contribute to transmission."
John Sperzel, Chembio's Chief Executive Officer, commented, "Through this grant, Chembio is reaffirming our role as a leader in the early and rapid diagnosis of infectious disease, and our commitment to improving public health worldwide. The grant from the foundation comes just weeks after Chembio entered into a research collaboration agreement with the Centers for Disease Control & Prevention (CDC), to develop and validate DPP® Ebola and DPP® Febrile Illness Assays, which include Ebola and malaria. We have made quick progress with the CDC program and we are already on track to provide the CDC with DPP® Ebola and DPP® Febrile Illness Assays during the first quarter of 2015 for initial field testing in West Africa.  It is our hope that we can rapidly establish feasibility and be selected to proceed with product development for the Gates Foundation, as well."
About Malaria
According to the World Health Organization (WHO) 2014 World Malaria Report, malaria occurs in nearly 100 countries and in all six WHO regions. Globally, an estimated 3.2 billion people are at risk of being infected with malaria and developing the disease, and 1.2 billion are at high risk. According to the latest estimate, 198 million cases of malaria occurred in 2013, and sales of rapid diagnostic tests (i.e., point-of-care tests) reached 319 million tests (up from 46 million tests in 2008). The burden is heaviest in the WHO African Region, where an estimated 90% of all malaria deaths occur, and where children under 5 years of age account for 78% of all deaths.
About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $8.0 billion point-of-care testing market. Chembio markets its DPP® HIV 1/2 Assay and HIV 1/2 STAT-PAK® Assay in the U.S. and internationally. The Company's SURE CHECK® HIV 1/2 Assay is marketed exclusively in the U.S. as Clearview® Complete. Outside the U.S., Chembio markets its SURE CHECK® HIV 1/2 Assays through distributors.
Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products.
Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Chembio Diagnostic Systems, Inc. is a wholly-owned subsidiary of Chembio Diagnostics, Inc. For more information, please visit: www.chembio.com.
Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:

Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

Vida Strategic Partners (investor relations)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com